UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2010

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H & H IMPORTS, INC.

(Exact name of registrant as specified in its charter)

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Florida	000-53539	80-149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14044 Icot Blvd., Clearwater, Florida 33760

(Address of principal executive offices) (Zip Code)

727-288-2738

Registrant’s telephone number, including area code

7220 N.W. 7th Street, Plantation, Florida 33317

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

On October 13, 2010 TV Goods, Inc., a wholly owned subsidiary of H&H Imports, Inc. (the “Company”), entered into an Infomercial Production and Brand License Agreement (the “Sleek Agreement”) with Sleek-Audio, LLC (“Sleek”) relating to the promotion and sale of certain Sleek products (the “Products”) via direct response television and other forms of marketing.

The Sleek Agreement shall continue through April 22, 2015 (the “Initial Term”), unless earlier terminated as provided therein.  Subject to certain conditions in the Sleek Agreement, upon expiration of the Initial Term, the Company shall have the option to renew the Sleek Agreement for an additional five (5) year period (the Initial Term and any extension thereof, the “Term”).

Pursuant to the Sleek Agreement, the Company and Sleek shall share equally in the net profits received by the Company from the sale of the Products by the Company.

Pursuant to the Sleek Agreement, on October 19, 2010, the Company executed subscription documents for the sale by Sleek to TV Goods of 6.6312 limited liability company membership interests (the “Membership Interests”) representing five percent (5%) of the outstanding Membership Interests of Sleek after giving effect to such issuance at a purchase price of $500,000 to be used for tooling and working capital.

Pursuant to the terms of the Sleek Agreement, if, during the Term of the Agreement, and for a period of six (6) months thereafter, Sleek sells all or substantially all of its assets, and certain conditions precedent are met by the Company, the Company will have the right to participate in up to 5% of the net proceeds from such sale (the “Participating Percentage”).  The Participating Percentage will be in addition to any membership interests held by TV Goods at the time of such sale to potentially enable the Company to a participation of up to ten (10%) percent of the net proceeds of a sale of Sleek.

Item 3.02

Unregistered Sales of Equity Securities

On October 15, 2010 the Company sold 7,500,000 Units to an accredited investor, each Unit consisting of: (i) one Share of Common Stock; (ii) one Series A Warrant to purchase one share of Common Stock exercisable at $0.15 per share; (iii) one Series B Warrant to purchase one share of Common Stock exercisable at $0.25 per share; and (iv) one Series C Warrant to purchase one share of Common Stock exercisable at $0.50 per share (the Series A Warrant, Series B Warrant and Series C Warrants, collectively the “Warrants”) at a price per Unit of $0.10. The Company received gross proceeds of $750,000 from the sale of the Units. The Warrants expire three (3) years from the date of issuance and are redeemable by the Company at $0.01 per share, subject to certain conditions.  The Series B Warrant may not be exercised until after the Series A Warrant has been exercised in full and the Series C Warrant may not be exercised until after the Series B Warrant has been exercised in full.  The Company did not pay any commissions or finder fees in connection with the offering.  The Company intends to use the proceeds from the sale of Units to develop and market the Sleek Products, for working capital and its acquisition of five (5%) percent of the Sleek Membership Interests.  The remainder of the proceeds will be used for general working capital.

The securities issued to the investor were issued under the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The securities contain a legend restricting transferability absent registration or applicable exemption. The investor received current information about the Company and had the opportunity to ask questions about the Company.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

4.1	Form of Series A, B and C Warrant (previously filed on Form 8-K dated May 28, 2010)
10.1	Infomercial Production and Brand License Agreement (to be filed by amendment)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&H Imports, Inc.

By:	/s/ STEVEN ROGAI
Name:	Steven Rogai
Title:	President

Dated: October 19, 2010